Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the incorporation by reference in this registration statement on Form S-8 of General Electric Company of our report dated February 6, 2004, except as to page 48 and notes 10, 12, 13, 16 and 27, which are as of March 29, 2004, relating to the statements of financial position of General Electric Company and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K of General Electric Company dated March 30, 2004. Our report refers to changes in methods of accounting for variable interest entities and for asset retirement obligations in 2003, changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001.

/s/ KPMG LLP

Stamford, Connecticut

July 30, 2004